NUCOR TO FORM ITALIAN JOINT VENTURE WITH DUFERCO

CHARLOTTE, NORTH CAROLINA, May 13, 2008 - Nucor Corporation (NYSE: NUE) announced today that it has entered into an agreement to acquire 50% of Duferdofin-Nucor S.r.l., a new joint venture being created with Duferco S.A. for the production of beams in Italy and the distribution of beams in Europe and North Africa. The joint venture will include the Duferco Group’s Italian long product production assets and associated distribution companies.

Nucor will pay €423.5 million (approximately $658 million) for its 50% equity stake in Duferdofin-Nucor. Formation of Duferdofin-Nucor and finalization of the acquisition of the 50% stake by Nucor will occur after satisfactory resolution of any regulatory approvals, the transfer of appropriate permits and other contracts and other closing conditions. The transaction is expected to close during the third quarter of 2008. The investment by Nucor values the new venture at around 6.3 times adjusted EBITDA.

Duferdofin-Nucor will be the leader in beam production in Italy and Southern Europe. Production of beams and other long products from Duferdofin-Nucor’s plants in San Zeno, Pallanzeno and Giamorro (all in Italy) exceeded 900,000 MT in 2007. A new merchant bar mill is under construction in Giamorro and is expected to be operational in late 2008. Additional investments in the Italian operations are under review by the two companies.

Nucor is the largest producer of beams in North America, with a 2007 total production of approximately three million tons. Nucor is recognized as a world leader in the efficient combination of technology and people to serve its customers with the highest quality products and service. As part of the contemplated joint venture, Nucor will bring its considerable technical and commercial expertise.

“Since our earliest contacts with Nucor, we have experienced a complete agreement on business vision, which is a fundamental basis for the success of any venture. Nucor's recognized operating skills will greatly assist in further improving the industrial performance of the joint venture and also assist in the future industrial design of the plants. We are very excited by the prospects of this joint venture and look forward to close cooperation with Nucor," declared the Chairman of Duferco, Bruno Bolfo.

Dan DiMicco, Nucor’s CEO and Chairman, noted, “Our teams have worked together smoothly from the development of the memorandum of understanding through execution of the definitive agreements. Both companies have a similar focus on both customer service and working together as a team. We look forward to working even more intensively together through the closing of this deal and into the exciting times ahead. We are convinced that, working together, Nucor and Duferco will reach new heights of achievement in customer service for the full range of beam and structural products.”

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211 Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

NUCOR TO FORM ITALIAN JOINT VENTURE WITH DUFERCO (Continued)

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and non ferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2007 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211 Phone 704-366-7000 Fax 704-362-4208 www.nucor.com